Exhibit 5.1

BLAKE, CASSELS & GRAYDON LLP

BARRISTERS & SOLICITORS | PATENT &TRADE-MARK AGENTS

Tour KPMG, Suite 2200

600 de Maisonneuve Boulevard West

Montreal (Quebec) Canada

H3A 3J2

Telephone: 514.982.4000

Facsimile:	514.982.4099

www.blakes.com

March 22, 2006

Reference: 50936/6

Axcan Pharma Inc.

597 Laurier Blvd.

Mont St. Hilaire, Quebec, Canada

J3H 6C4

Dear Sirs:

Re: Axcan Pharma Inc. 2006 Stock Incentive Plan --- Registration Statement on Form S-8

You have requested our opinion, as counsel for Axcan Pharma Inc. (“Axcan” or the “Corporation”) in connection with the preparation and filing with the Securities & Exchange Commission of a Registration Statement (the “Registration Statement”) on Form S-8 registering 4,550,000 common shares of Axcan’s share capital, no par value per share, (the “Shares”) of which 2,300,000 may be issued under the Corporation’s 2006 Stock Incentive Plan (the “Plan”).

Capitalized terms not otherwise defined in this opinion have the respective meanings set forth in the Plan.

Scope of Review

We have examined such statutes, public records, corporate records and documents and certificates of public officials and officers of Axcan, have considered such matters of law and have made such enquiries of officers of Axcan and other persons as we have considered appropriate or necessary as the basis for the opinions expressed herein, including certified copies of resolutions of the Board of Directors and shareholders of Axcan approving the Plan as at February 22, 2006 (the “Resolutions”). In such examinations, we have assumed (a) the genuineness of the signatures and the authority of persons signing documents examined by us, (b) the authenticity of all documents examined by us which were submitted to us as originals, (c) the conformity to authentic original documents of all documents examined by us which were submitted to us as certified, conformed, facsimile or photostatic copies of original documents and (d) the identity and capacity of all individuals acting or purporting to act as public officials.

As to various questions of fact material to our opinion which we have not verified independently, we have relied upon documents or certificates of officers of Axcan, government officials and certain other persons.

8105960.1

Montreal • Ottowa • Toronto • Calgary • Vancouver • New York • Chicago • London • Beijing

BLAKE, CASSELS & GRAYDON LLP

BARRISTERS & SOLICITORS | PATENT &TRADE-MARK AGENTS

Assumptions

We have assumed that:

(a)	the Resolutions are in full force and effect, unamended as at the date hereof; and

(b)

Axcan has been incorporated and organized and is validly existing under the laws of Canada and has all requisite corporate power and authority to adopt the Plan and to execute, deliver and perform its obligations set out therein.

Applicable Law

This opinion is rendered solely with respect to the laws of the Province of Quebec and the federal laws of Canada applicable therein as such laws exist and are construed at the date hereof and do not take into account any proposed rules or legislative changes that may come into force following the date hereof.

Opinion

Based and relying on the foregoing, and subject to the assumptions set forth above, we are of the opinion that subject to satisfaction of all conditions in the Plan, including where applicable payment of an exercise price, when issued and sold, the Shares will be validly issued and outstanding as fully paid and non-assessable.

This opinion has been prepared for use in connection with the Registration Statement and may not be relied upon for any other purpose. This opinion speaks as of the date hereof. We assume no obligation to advise you of any change in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to being named as counsel to the Corporation in the Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities & Exchange Commission thereunder.

.	Yours truly,

Blake, Cassels & Graydon LLP

8105960.